UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 14, 2007

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS	000-26335	48-1017164
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) (1) and (2)  On March 14, 2007, Team Financial, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Carolyn S. Jacobs (“Executive”), Senior Vice President and Trust Officer and Administrator for the Team Financial, Inc. Employee Stock Ownership Plan (ESOP) for whom TeamBank, N.A. is the agent. Ms. Jacobs also serves on the Board of Directors for the Company. The Agreement is effective January 1, 2007 for a term of three years ending on December 31, 2009.   The term is automatically and continuously extended for one year on December 31, 2009 if the Agreement has not been terminated in accordance with its provisions.

The Agreement stipulates an annual base salary of $101,000, effective January 1, 2007 and allows for annual salary increases.  Additionally, per the Agreement, the Executive is entitled to standard Company bonuses offered through any established plan and an annual incentive bonus based on criteria established by the President of the Company, and any such bonus may include either or both stock and cash.  The annual incentive bonus payable to the Executive may not exceed 50% of the Executive’s annual base salary. The Executive is also entitled to a life insurance policy in the face amount of $110,000 with all premiums paid by the Company, and third-party professional financial and tax advice, not to exceed 10% of Executive’s annual base salary for the year incurred.  The Executive is eligible to participate in employee plans generally available to other management personnel of the Company.

The Agreement also includes various benefits payable to the Executive under a variety of termination scenarios.  Should the Executive’s employment be terminated due to death, the executive’s beneficiaries are entitled to the greater of all sums due under the split dollar life insurance policy or $300,000.  Should the Executive’s employment be terminated by the Company due to disability or a change in control of the Company, the Executive, or her beneficiary, is entitled to her base salary for three years, and in the event of a change in control of the Company, the amounts must be paid in a cash payment equal to the present value (based upon a discount rate of 5%) within thirty days of the date of such termination. Should the Executive’s employment be terminated without cause or for material breach or good cause, the Executive, or her beneficiary, is entitled to her base salary for the remainder of the term of the contract, or one year, whichever is longer.  Should Ms. Jacobs’ employment be terminated without cause, for material breach or good cause, or due to a change in control of the Company, she would also be entitled to third party professional financial and tax advice for a period of one year, not to exceed 10% of her annual base salary, and outplacement services for one year, not to exceed 50% of her annual base salary.  Under all termination scenarios, Ms. Jacobs is entitled to the Company insured and self insured medical and dental plans in which she was participating immediately prior to termination and the group individual life insurance and disability insurance policies of Company then in effect for Executive for a period ranging from six months to three years, depending on the termination scenario.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: March 19, 2007	By: /s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer